UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

MGM Resorts International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 3, 2026, MGM Resorts International, a Delaware corporation (the “Company”), entered into a Voting Agreement (the “Voting Agreement”) with IAC Inc., a Delaware corporation (“IAC”) and Barry Diller. The following is a summary of the material terms of the Voting Agreement, a copy of which has been filed by the Company in a Current Report on Form 8-K on April 7, 2026.

Pursuant to the Voting Agreement, at any time a matter is brought to a vote at an annual or special meeting of the Company’s stockholders (or in connection with any action proposed to be taken by stockholders in lieu of a meeting), IAC, Mr. Diller and their respective controlled affiliates (collectively the “Covered Entities”) will vote any voting securities that they beneficially own that collectively constitute in excess of 25.73% of the total voting power of the outstanding voting securities of the Company (the “Excess Voting Securities”) on each matter in the same proportion as the stockholders of the Company (other than the Covered Entities) vote their voting securities on such matters (disregarding stockholders that do not vote).

The Voting Agreement will terminate automatically upon the earliest to occur of (i) the Covered Entities collectively ceasing to beneficially own 17.5% or more of the voting securities of the Company then outstanding, (ii) the Board of Directors of the Company (the “Board”) having failed to nominate two (2) directors designated by IAC (should IAC elect to designate two (2) directors) who each meet the qualifications of a director set forth in the Company’s Corporate Governance Guidelines (a “Qualified Director”) to stand for election to the Board at the applicable annual meeting of shareholders (such nomination condition, the “Nomination Condition”) and (iii) the occurrence of a change of control of the Company. If IAC determines not to designate one or more individuals to be nominated for election to the Board, the Voting Agreement will not terminate. In addition, in order to satisfy the Nomination Condition, if at any time fewer than two (2) directors on the Board have been designated by IAC, the Board is required to cause Qualified Director(s) to be added within one (1) month of designation by IAC, subject to the receipt of required regulatory approvals. As of the date of entry into the Voting Agreement, Mr. Diller was deemed to be designated to serve on the Board by IAC.

In addition, Mr. Diller and his controlled affiliates, other than IAC and its controlled affiliates (collectively, the “Diller Entities”), will no longer be subject to the voting restriction with respect to any Excess Voting Securities, and the Diller Entities will no longer be considered Covered Entities, when both of the following conditions are satisfied: (i) Mr. Diller no longer serves as either the Chairman of the Board of Directors of IAC or as Senior Executive of IAC; and (ii) the Diller Entities no longer beneficially own voting securities of IAC representing at least one-third of the total voting power of the outstanding voting securities of IAC.